Exhibit 10.25

Hancock Holding Company

One Hancock Plaza

Post Office Box 4019

Gulfport, Mississippi 39502

1-855-404-5465

Re: Performance Stock Award

The Board of Directors of Hancock Holding Company (the “Company”) is pleased to inform you of your grant of a Performance Stock Award (“Award”), upon the terms and subject to the conditions of this Award Agreement and Appendix A which is attached hereto and made a part hereof by this reference.

1. Award. This Award grants you the opportunity to receive the number of shares of Common Stock of the Company set forth above as Performance Shares Awarded (the “Target Shares”). The number of shares actually payable to you under this Award is contingent on the results of the relative Performance Factor (as defined in Appendix A) during the Performance Period, as measured against the comparator “Peer Group” and on any Negative Discretion factor applied in the Committee’s discretion, as further explained in this Agreement and in Appendix A. The grant date, the Performance Period and other applicable terms of your Performance Stock Award constitute a part of this Award Agreement and are set forth and described in Appendix A.

2. Plan/Committee. This Award is made under the Hancock Holding Company 2014 Long Term Incentive Plan (the “Plan”). The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which has authority to make certain determinations as to the terms of the awards granted under the Plan. Any interpretation of this Award by the Committee and any decision made by it with respect to this Award are final and binding on all persons.

In addition to this Award Agreement and Appendix A, the Award granted to you hereunder is subject to the terms and conditions set forth in the Plan; and in the event of any conflict between the provisions of this Award Agreement, including Appendix A, and the Plan, the Plan shall control. Your Award is also subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan has the same meaning when used in this Award Agreement.

3. Awarded Shares/Issuance of Shares. At the end of the Performance Period, the number of the Target Shares to be awarded to you (the “Awarded Shares”) will be determined by the Committee based on the Performance Factor and in accordance with the methodology set forth in Appendix A and shall become vested. Except to the extent you elected prior to the granting of this Award to defer all or any portion of the Awarded Shares pursuant to the provisions of the Hancock Holding Company Nonqualified Deferred Compensation Plan, the Awarded Shares shall be issued in your name upon such vesting, but the “net” Awarded Shares shall be held in escrow during the Post Vest Holding Period, until such shares become distributable as provided in Section 8 below. For this purpose, “net” Awarded Shares shall mean the number of Awarded Shares in which you have become vested, reduced by the number of such shares, if any, withheld by the Company to cover the withholding taxes as set forth in Section 5. You will not be required to pay an issue price to the Company in exchange for the Awarded Shares.

The Committee has designated the Corporate Trust Department of Whitney Bank (the “Custodian”) to serve as custodian of the “net” Awarded Shares during the Post Vest Holding Period. By your acceptance of this Award Agreement, you hereby appoint the Custodian as your attorney-in-fact with full power and authority to transfer, assign and convey to the Company any of the Awarded Shares forfeited during the Post Vest Holding Period as provided herein.

4. Termination of Service. Except as otherwise specifically provided in this Section, you must remain in the service of the Company or one of its subsidiaries either as an associate, if this Award was granted to you as an associate, or as a member of the Board of Directors, if the Award is granted to you as a director, throughout the Performance Period to vest in and be entitled to receive the shares of Common Stock under this Award. This Award shall automatically terminate in the event of your termination of employment or other service with the Company, for any reason other than (a) due to your death, Disability or normal retirement or (b) following a Change in Control as provided in 7(b) below, at any time prior to the end of the Performance Period. In the event of such termination, all Target Shares shall be forfeited and all obligations of the Company to you under this Award shall become void and of no further effect.

In the event your employment or other service with the Company and its subsidiaries is terminated due to your Disability or normal retirement during the Performance Period, you will vest in and be entitled to a pro rata portion of the Awarded Shares as determined at the end of the Performance Period as provided in Appendix A, based on your number of full months of service during the Performance Period prior to your termination. Said shares shall be issued to you as provided in Section 8(c) within two and one-half (2 1⁄2) months following the close of the Performance Period as if you had remained employed or otherwise in the service of the Company until the end of the Performance Period, and the shares issued to you shall be subject to the withholding provisions of Section 5 hereof, if applicable.

In the event of your death during the Performance Period, your beneficiary, or your estate if you have not designated a beneficiary, shall be entitled to a pro rata portion of the number of Target Shares awarded under this Agreement, based on your number of full months of service during the Performance Period prior to your death. Said shares shall be issued to your beneficiary or estate in accordance with the provisions of Section 8(c) as soon as practicable following your death, but in no event more than ninety (90) days thereafter, and shall be subject to the withholding provisions of Section 5 hereof, if applicable.

Disability for purposes of this Section shall have the same meaning as in Section 7(b) below. Normal retirement for purposes of this Award shall mean your termination of employment or other service with the Company and each of its subsidiaries, for any reason except termination for “Cause,” after you have attained the age of sixty-five (65). For this purpose, “Cause” shall have the same meaning as provided in Section 7(b) below.

5. Tax Withholding. Upon the vesting of the Awarded Shares under the terms of this Award Agreement, you (or your estate or beneficiary in the event of your death) must remit to the Company an amount equal to the Company’s federal, state and local tax withholding obligation applicable thereto or, alternatively, instruct the Committee to withhold a portion of such shares to cover the Company’s withholding obligation. In the event no such remittance or instruction is received prior to the date the shares vest (or such earlier date as may be set by the Committee), the Company shall automatically withhold a portion of the shares with a fair market value equal to the Company’s withholding obligation.

6. Shareholder Rights/Restrictions on Transfer. You have no rights as a shareholder with respect to the shares of Common Stock subject to this Award during the Performance Period or at any time until your become vested in the Target Shares, or any portion thereof. You shall not be entitled to any dividends or dividend equivalents and shall not be entitled to vote any portion of the Target Shares unless and until such time as the Target Shares, or any portion thereof become vested.

Once you become vested in the Awarded Shares, you will become entitled to receive dividends on and to vote the Awarded Shares from and after the date on which such Awarded Shares become vested. However, during the Post Vest Holding Period (as defined in Section 8 below) you may not encumber or sell the Awarded Shares and you may not transfer the Awarded Shares except pursuant to your will or under the laws of descent and distribution.

7. Change in Control. Notwithstanding any other provision of this Award Agreement, in the event of the occurrence of a Change in Control (as defined in the Plan and Prospectus) during the Performance Period and while you are employed by the Company, the following provisions shall determine the extent, if any, to which you are entitled to receive any portion of the Target Shares:

(a) If a Change in Control occurs during the one-year period beginning on the first day of the Performance Period, this Award shall terminate, no portion of the Target Shares will be vested and awarded to you, and all obligations of the Company to you under this Award Agreement shall be void and of no further effect.

(b) If a Change in Control occurs at any other time during the Performance Period, you shall be entitled to a pro-rata portion of the Awarded Shares determined under the provisions of Appendix A based on actual performance results for the portion of the Performance Period ending on the date of the Change in Control. Such shares will vest at the end of the Performance Period as otherwise provided herein, provided you remain in the service of the Company or its subsidiaries (or the surviving entity in such Change in Control) either as an associate or as a member of the Board of Directors, as applicable, throughout the Performance Period. However, if within the two-year period commencing on the closing date of such Change in Control your employment is involuntarily terminated for any reason other than “Cause,” or is terminated due to your Disability, or if you terminate your employment for “Good Reason,” such shares will be issued to you as soon as feasible following your termination of employment, but in no event more than ninety (90) days after the date of your termination of employment, subject to the withholding provisions of Section 5. For purposes of this provision, the following definitions shall apply:

(1)	“Cause” shall mean (i) your commitment of an intentional act of fraud, embezzlement, or theft in the course of your employment or other engagement in any intentional misconduct or gross negligence which is materially injurious to Company’s business, financial condition or business reputation; (ii) your commitment of intentional damage to the property of Company or your intentional wrongful disclosure of confidential information which is materially injurious to Company’s business, financial condition or business reputation; (iii) your intentional refusal to perform the material duties of your position, without cure, or the beginning of cure, within five (5) days of written notice from Company; (iv) commitment of a material breach of an employment agreement with the Company (if any); (v) your failure to show up at Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from Company; or (vi) your entry of a guilty plea or a plea of no contest with regard to any felony. Any reference to Company in the preceding sentence includes each of its subsidiaries.

(2)	“Good Reason” shall mean a reduction of more than 10% in your base salary, a transfer to a position with a pay grade more than two pay grades below your current position or a transfer to a jobsite more than 35 miles from your current jobsite. However, none of such actions shall constitute “Good Reason” unless (i) you provide the Company notice of the existence of such condition within ninety (90) days of the initial existence thereof specifically identifying the acts or omissions constituting the grounds for Good Reason and a period of at least thirty (30) days following such notice within which to remedy such condition, and (ii) your termination occurs within the two-year period following the initial existence of such condition.

(3)	“Disability” shall mean such disability as defined in the long-term disability plan or policy maintained (or most recently maintained) for your benefit by the Company or any subsidiary of the Company. If no such plan or policy has ever been maintained on your behalf, Disability shall be the condition as described in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(4)	In the event a Change in Control Employment Agreement between you and the Company is in effect at the time of the Change in Control, “Cause”, “Good Reason” and “Disability” shall have the same respective meanings as provided in such Change in Control Employment Agreement in lieu of the definitions contained herein.

Notwithstanding the preceding, in the event the surviving entity in a Change in Control does not assume the Company’s obligations under the Plan and this Agreement or convert your rights hereunder into equivalent rights to equity in the surviving entity in connection with such Change in Control, the Board of Directors of the Company may, in its discretion, provide for the “net” Awarded Shares to be issued to you within ninety (90) days of the closing date of such Change in Control whether or not your employment with the Company and its subsidiaries is terminated.

8. Post Vest Holding Period/Distribution.

(a) Except as otherwise provided in this Section, the “net” Awarded Shares in which you become vested in accordance with the provisions of this Award Agreement shall be held in escrow by the custodian as provided in Section 3 and subject to the transfer restrictions as provided in Section 6 for the two-year period beginning on the last day of the Performance Period and ending on the second anniversary thereof (the “Post Vest Holding Period”). However, the Post Vest Holding Period shall be earlier terminated upon the occurrence of the following events:

(i)	Upon your death or Disability during the Post Vest Holding Period.

(ii)	Upon a Change in Control which occurs during the Post Vest Holding Period.

The “net” Awarded Shares will be released from escrow and delivered to you within the thirty (30) day period immediately following the close of the Post Vest Holding Period, or the early termination thereof, if applicable.

(b) The Post Vest Holding Period shall not apply, under the following circumstances:

(i)	If the Awarded Shares vest and are issued in accordance with Section 4 due to your death, Disability or normal retirement during the Performance Period.

(ii)	If the Awarded Shares vests in connection with your termination of employment with the Company and its subsidiaries, or in the Company’s discretion based on the surviving entity’s failure to assume the obligations hereunder, following a Change in Control which occurs during the Performance Period as provided in Section 7.

(c) All shares issued to you pursuant to this Award, whether upon termination of the Post Vest Holding Period as provided in 9(a) or upon the occurrence of any of the events under 8(b) above, shall be issued in your name in a Direct Registration System (DRS) book entry. However, you may request that all “net” Awarded Shares be issued in a certificate and forwarded to you in lieu of a DRS book entry.

9. Clawback. The Awarded Shares awarded hereunder are subject to the Company’s Clawback Policy and, as a result, all or any portion thereof, may be forfeited by you, if unvested, or recovered (whether or not still held in escrow), together with any gain that you may have realized thereon, by the Company if, in the opinion of the independent directors of the Company, (a) the financial statements of the Company are restated, in whole or in part, due to the intentional fraud or misconduct of the Company’s executive officers, and (b) you were engaged in such misconduct. In addition, the Awarded Shares are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder, if applicable.

10. Section 409A. Except as otherwise may be affected by the provisions of Section 4 regarding normal retirement and Disability, any amounts that may be earned pursuant to this Award Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, by reason of the short-term deferral exemption under applicable Treasury Regulations. This Award shall be administered, interpreted and construed to carry out such intention, including amending the terms of the Award and this Award Agreement without your consent if deemed necessary, and any provision hereof that cannot be so administered, interpreted and construed shall be disregarded.

With respect to shares to be issued hereunder in the event of your normal retirement or Disability, the provisions hereof regarding such issuance are intended to comply with the provisions of Section 409A and shall be administered, interpreted and construed to carry out such intention, including amending the terms of the Award and this Award Agreement without your consent if deemed necessary, and any provision hereof that cannot be so administered, interpreted and construed shall be disregarded. In no event shall the issuance of such shares be accelerated or deferred, except as may be allowed in accordance with the provisions of Section 409A.

In no event, however, does the Company represent, warrant or guarantee that any amount that may be earned hereunder will not be includible in your gross income pursuant to Section 409A of the Code, nor does the Company make any other representation, warranty or guaranty to you as to the tax consequences of this Award.

11. Restrictive Covenants. This grant is conditioned upon your agreement to the covenants set forth in this Section 11 and your acceptance of this grant indicates your acknowledgement and acceptance of, and agreement to be bound by, such covenants.

(a) Non-Solicitation of Customers. You covenant and agree that during the term of your employment by the Company or any of its subsidiaries and for a period of twelve (12) months thereafter (the “Covenant Period”) within the counties and/or parishes in which the Company or a subsidiary thereof engages in business and has customers, which includes those in which there is a branch or office and any contiguous county or parish, which counties and parishes are specifically identified in Exhibit I hereto, (the “Covenant Territory”), you will not divert or attempt to divert business from the Company or any of its subsidiaries by influencing or attempting to influence, soliciting or attempting to solicit, accepting business from, engaging in business with, or otherwise communicating about potential or actual business with any customers of the Company or any of its subsidiaries or any particular customer with whom the Company or any subsidiary thereof had business contacts at any time during the one-year period immediately preceding your termination of employment or with whom you may have dealt at any time during your employment by the Company or a subsidiary thereof.

(b) Non-Solicitation of Employees. You further covenant and agree that during the Covenant Period, you will not recruit, solicit, hire, attempt to hire or assist any other person to hire any employee of the Company or any subsidiary thereof or any person who was an employee of the Company or any subsidiary thereof during the one-year period immediately preceding your termination of employment.

(c) Confidentiality. During your employment with the Company or any of its subsidiaries, you will have access to Confidential Information of the Company and its subsidiaries. For this purpose, “Confidential Information” shall include, without limitation, the identity of customers, personal customer data, strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, vendor and supplier lists, pricing policies, and other confidential, business, competitive, and proprietary information concerning or related to the Company and/or its subsidiaries and their respective businesses, operations, financial conditions, results of operations, competitive positions and prospects (collectively “Confidential Information”). By your acceptance of this grant, you acknowledge your understanding that (i) such Confidential Information and the ability of the Company and its subsidiaries to reserve such Confidential Information for their respective and exclusive knowledge and use is of great competitive importance and commercial value to the Company and its subsidiaries; (ii) the Company has taken and will continue to take actions to protect the Confidential Information; and (iii) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of such Confidential Information. Accordingly, you agree that during the term of your employment with the Company or any of its subsidiaries and, following the termination of such employment, until such time as the Confidential Information becomes generally available to the public through no fault of your own or other person under a duty of confidentiality to the Company thereof, you will not, except as required by law or legal process, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information you acquired while employed by the Company or any of its subsidiaries. Nothing in this Award Agreement, however, shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

(d) Remedies. In the event of any breach by you of any of the covenants under this Section 11, any Restricted Shares which have not become vested shall be immediately forfeited to the Company. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. You agree to provide, upon the Company’s request, reasonable assurances and evidence of compliance with the restrictive covenants set forth herein. If any court of competent jurisdiction shall deem any provision of the covenants too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The restrictive covenants set forth in this Section shall survive the termination of this Award Agreement, the forfeiture of any Restricted Shares, and the termination of your employment with the Company and all of its subsidiaries for any reason.

12. Miscellaneous Provisions. Before accepting this Award, you should review the Plan and Prospectus. You may access copies of these documents from the link provided in this notification. You should pay particular attention to the Plan since it sets forth other provisions which cover your Award. Also, you should note that the acceptance of your Award means that you have agreed to take any reasonable action required to meet the requirements imposed by federal and state securities and other laws, rules or regulations and by any regulatory agencies having jurisdiction and you have agreed to allow the Company to withhold from any payments made to you, or to collect as a condition of payment, any taxes required by law to be withheld because of this Award. The Prospectus contains an explanation of certain federal income tax consequences and is current as of the date of the Prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any given time.

This Award Agreement is required by the Plan. This Award Agreement is binding upon, and inures to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Your rights hereunder are personal to you and may not be assigned to any other person or persons. This Award Agreement is binding on you and your beneficiaries, heirs and personal representatives.

Your electronic acceptance of this Performance Stock Award indicates your express agreement to be bound by the covenants, including the non-solicitation provisions in Section 11 of the Award Agreement, and the terms and provisions of this grant.

Again, we congratulate you on your Award. Thank you for your service to Hancock Holding Company.

APPENDIX A

PERFORMANCE STOCK AWARD AGREEMENT

(Relative Total Shareholder Return Performance Measure)

Grant Date: January 2, 2015

Performance Period: January 1, 2016 through December 31, 2018

Relative Factors for Determining Amount Payable Pursuant to Performance Stock Award

The number of actual shares of Common Stock payable under the Performance Stock Award (the “Awarded Shares”) will be based on the results of the following relative performance factor (“Performance Factor”) during the Performance Period, as measured against the comparator “Peer Group,” and as reduced, in the Committee’s sole discretion, by Negative Discretion:

Total Shareholder Return (TSR). Total Shareholder Return means the trailing 30-trading day average stock price for the period ending December 31, 2015 compared to the trailing 30-trading day average stock price for the period ending December 31, 2018 for the Company and each company in the Peer Group, computed assuming the reinvestment of all dividends paid during the Performance Period. The trailing 30-trading day average stock price will be determined by averaging the closing stock price for each day during the trailing 30-trading day period ending on the applicable December 31.

Peer Group. The “Peer Group” is made up of the following:

Company	Ticker	Company	Ticker
Associated Banc-Corp	ASBC	KeyCorp.	KEY
BancorpSouth, Inc.	BXS	M&T Bank Corporation	MTB
Bank of Hawaii Corporation	BOH	MB Financial Inc.	MBFI
BankUnited, Inc.	BKU	New York Community Bancorp Inc.	NYCB
BOK Financial Corporation	BOKF	Old National Bancorp.	ONB
Capitol Federal Financial, Inc.	CFFN	People’s United Financial Inc.	PBCT
CIT Group Inc.	CIT	PrivateBancorp, Inc.	PVTB
Comerica Incorporated	CMA	Prosperity Bancshares Inc.	PB
Commerce Bancshares, Inc.	CBSH	Signature Bank	SBNY
Cullen/Frost Bankers, Inc.	CFR	SVB Financial Group	SIVB
East West Bancorp, Inc.	EWBC	Synovus Financial Corporation	SNV
Federal Agricultural Mortgage Corp.	AGM	TCF Financial Corporation	TCB
First Citizens Bancshares Inc.	FCNCA	Texas Capital BancShares Inc.	TCBI
First Horizon National Corporation	FHN	TFS Financial Corp	TFSL
First Midwest Bancorp Inc.	FMBI	Trustmark Corporation	TRMK
First Republic Bank	FRC	UMB Financial Corporation	UMBF
FirstMerit Corporation	FMER	Umpqua Holdings Corporation	UMPQ
Flagstar Bancorp Inc.	FBC	Valley National Bancorp	VLY
Fulton Financial Corporation	FULT	Washington Federal Inc.	WAFD
Huntington Bancshares Incorporated	HBAN	Webster Financial Corp.	WBS
IberiaBank Corp.	IBKC	Wintrust Financial Corporation	WTFC
International Bancshares Corporation	IBOC	Zions Bancorporation	ZION

n = 44

A Peer Group member shall be removed if it is acquired during the Performance Period.

Calculation of Performance

For the Performance Factor, the performance for the Company and the Peer Group members will be determined and then the percentile ranking of the Company shall be determined as compared to the Peer Group. The Company’s Percentile Rank will be used to determine the percentage, if any, of the Shares earned under the Performance Stock Award.

The table below shows the percentage of Shares to be issued with respect to each Performance Stock Award at various performance levels:

Average Percentile Rank vs. Peer Group	% of Shares Earned	Performance Level
< 25th	0%
25th	50%	Threshold
50th	100%	Target
≥ 75th	200%	Maximum

The number of performance shares earned will be interpolated on a linear basis between threshold-target and target-maximum performance. For example, if the

•	Company’s relative TSR is at the 40th percentile, 80% of the shares subject to the target award will be issued

•	Company’s relative TSR is at the 60th percentile, 140% of the shares subject to the target award will be issued

Determination of Award Shares/Application of Negative Discretion

The number of Awarded Shares shall be equal to the performance shares earned as determined above, as such earned shares may be reduced by the Committee, in its discretion, by Negative Discretion (as defined in the Plan). Negative Discretion factors that may be considered by the Committee in determining the Awarded Shares include the actual shareholder experience over the Performance Period, such as, an actual negative return on an investment.

For example, if the actual TSR for the performance period was -5.0%, but based on relative performance among the Peer Group, the Company ranked at the 91st percentile, the target award would vest at 200%. The Committee may be uncomfortable with this level of payout given the negative shareholder experience over the Performance Period. The Committee in such a case may exercise its discretion to apply Negative Discretion to reduce the number of shares that vest to, for example, 150% of target to show an understanding of both executive performance (significantly better relative performance in tough economic cycles) and shareholder experience (actual negative return on investment over period).

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Committee will review and approve the final performance results for the Performance Factor and determine the number of performance shares earned and the number of the Awarded Shares. The Awarded Shares will be distributed in accordance with the timing set forth in the Performance Stock Award Agreement.

EXHIBIT I

COVENANT TERRITORY FOR

NON-SOLICITATION COVENANTS

•	Acadia Parish, Louisiana

•	Allen Parish, Louisiana

•	Ascension Parish, Louisiana

•	Assumption Parish, Louisiana

•	Avoyelles Parish, Louisiana

•	Bay Parish, Louisiana

•	Beauregard Parish, Louisiana

•	Bienville Parish, Louisiana

•	Bossier Parish, Louisiana

•	Caddo Parish, Louisiana

•	Calcasieu Parish, Louisiana

•	Caldwell Parish, Louisiana

•	Cameron Parish, Louisiana

•	Catahoula Parish, Louisiana

•	Claiborne Parish, Louisiana

•	Concordia Parish, Louisiana

•	De Soto Parish, Louisiana

•	East Baton Rouge Parish, Louisiana

•	East Carroll Parish, Louisiana

•	East Feliciana Parish, Louisiana

•	Evangeline Parish, Louisiana

•	Franklin Parish, Louisiana

•	Grant Parish, Louisiana

•	Iberia Parish, Louisiana

•	Iberville Parish, Louisiana

•	Jackson Parish, Louisiana

•	Jefferson Davis Parish, Louisiana

•	Jefferson Parish, Louisiana

•	Lafayette Parish, Louisiana

•	Lafourche Parish, Louisiana

•	La Salle Parish, Louisiana

•	Lincoln Parish, Louisiana

•	Livingston Parish, Louisiana

•	Madison Parish, Louisiana

•	Morehouse Parish, Louisiana

•	Natchitoches Parish, Louisiana

•	Orleans Parish, Louisiana

•	Ouachita Parish, Louisiana

•	Plaquemines Parish, Louisiana

•	Pointe Coupee Parish, Louisiana

•	Rapides Parish, Louisiana

•	Red River Parish, Louisiana

•	Richland Parish, Louisiana

•	Sabine Parish, Louisiana

•	St. Bernard Parish, Louisiana

•	St. Charles Parish, Louisiana

•	St. Helena Parish, Louisiana

•	St. James Parish, Louisiana

•	St. John The Baptist Parish, Louisiana

•	St. Landry Parish, Louisiana

•	St. Martin Parish, Louisiana

•	St. Mary Parish, Louisiana

•	St. Tammany Parish, Louisiana

•	Tangipahoa Parish, Louisiana

•	Tensas Parish, Louisiana

•	Terrebonne Parish, Louisiana

•	Union Parish, Louisiana

•	Vermilion Parish, Louisiana

•	Vernon Parish, Louisiana

•	Ville Platte Parish, Louisiana

•	Washington Parish, Louisiana

•	Walthall Parish, Louisiana

•	Webster Parish, Louisiana

•	West Baton Rouge Parish, Louisiana

•	West Carroll Parish, Louisiana

•	West Feliciana Parish, Louisiana

•	Winn Parish, Louisiana

•	Forrest County, Mississippi

•	George County, Mississippi

•	Hancock County, Mississippi

•	Harrison County, Mississippi

•	Hinds County, Mississippi

•	Jackson County, Mississippi

•	Jefferson Davis County, Mississippi

•	Lamar County, Mississippi

•	Lauderdale County, Mississippi

•	Lawrence County, Mississippi

•	Lee County, Mississippi

•	Madison County, Mississippi

•	Pearl River County, Mississippi

•	Rankin County, Mississippi

•	Stone County, Mississippi

•	Autauga County, Alabama

•	Baldwin County, Alabama

•	Butler County, Alabama

•	Crenshaw County, Alabama

•	Elmore County, Alabama

•	Houston County, Alabama

•	Jefferson County, Alabama

•	Maron County, Alabama

•	Mobile County, Alabama

•	Montgomery County, Alabama

•	Pike County, Alabama

•	Shelby County, Alabama

•	Bay County, Florida

•	Duval County, Florida

•	Escambia County, Florida

•	Flagler County, Florida

•	Hillsborough County, Florida

•	Jackson County, Florida

•	Jefferson County, Florida

•	Leon County, Florida

•	Manatee County, Florida

•	Okaloosa County, Florida

•	Pasco County, Florida

•	Pinellas County, Florida

•	Polk County, Florida

•	Santa Rosa County, Florida

•	Sarasota County, Florida

•	Volusia County, Florida

•	Walton County, Florida

•	Williamson County, Tennessee

•	Brazos County, Texas

•	Dallas County, Texas

•	Fort Bend, Texas

•	Harris County, Texas

•	Montgomery County, Texas